UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 17, 2014

CHOICE HOTELS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13393	52-1209792
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Choice Hotels Circle, Suite 400, Rockville, Maryland 20850

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (301) 592-5000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events.

On September 17, 2014, Choice Hotels International, Inc. (the “Company”) repurchased (i) 333,482 shares of its common stock from Stewart Bainum, Jr., the Chairman of the Board of Directors of the Company and (ii) 22,500 shares of its common stock from Scott Renschler, a member of the Board. The transaction was approved by the independent directors of the Board and was effected as part of the Company’s existing share repurchase program.

This transaction was part of an estate administration transaction in which Messrs. Bainum and Renschler exercised an option to purchase 666,964 and 45,000 shares, respectively, of common stock of the Company on the same date from the Stewart Bainum Declaration of Trust, a trust whose beneficiary is the estate of Stewart Bainum, Sr. For more information about the Trust and the option, see the Schedules 13D/A filed on March 31, 2014, by each of Stewart Bainum, Jr. and his siblings, Bruce Bainum, Barbara Bainum, and Roberta Bainum. In this transaction, the Company acquired approximately half of the shares Messrs. Bainum and Renschler acquired from the Trust at the same price per share paid by them under the option. That price per share was defined in the option as the fair market value per share, which was $51.78, calculated based on the mean between the highest and lowest quoted selling prices on September 16, 2014, the day prior to the date of the transaction.

Following the transaction, approximately 1.1 million shares remained available under the Company’s share repurchase program.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 18, 2014

Choice Hotels International, Inc.

By:	/s/ Simone Wu
Name:	Simone Wu
Title:	Senior Vice President, General Counsel, Corporate Secretary & Chief Compliance Officer